Exhibit 99.1

INFORMATION

Furniture Brands International, Inc.
FOR IMMEDIATE RELEASE	1 North Brentwood Blvd.
St. Louis, Missouri 63105

For Further Information Call John Hastings 314-863-1100
FURNITURE BRANDS ESTIMATES FOURTH-QUARTER SALES
TO BE IN RANGE OF $280 MILLION TO $290 MILLION;
ENDS 2009 WITH NET DEBT OF APPROXIMATELY $12 MILLION
St. Louis, Missouri, January 12, 2010 — Furniture Brands International, Inc. (NYSE: FBN) today announced that net sales for the fourth quarter of 2009 are expected to total between $280 million and $290 million. Reported financial results for the fourth quarter of 2009 will include selected items related to severance charges, store and plant closure expenses, inventory charges, plant downtime costs, and asset impairment. The selected items will be detailed in a press release announcing the fourth-quarter and year-end financial results that the company expects to issue on February 3, 2010.
The company expects to achieve its guidance of being cash flow positive for fiscal 2009, excluding the effects of debt paydown and tax refunds. The company expects to report a cash and cash equivalents balance of approximately $83 million with debt of $95 million at December 31, 2009, or net debt of approximately $12 million, compared to cash and cash equivalents of $106.6 million and debt of $190 million at December 31, 2008, or net debt of $83.4 million.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is a global operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
Non-U.S. GAAP Financial Measures
We use certain non-U.S. GAAP financial measures to supplement our U.S. GAAP disclosures. We do not, and do not suggest investors should, consider such non-U.S. GAAP financial measures in isolation from, or as a substitute for, U.S. GAAP financial information. These non-U.S. GAAP financial measures may not be consistent with presentations made by other companies. Whenever we disclose such non-U.S. GAAP financial measures, we provide a reconciliation of such measures to the most closely applicable U.S. GAAP measure.

Management measures net debt and changes in net debt to assess the degree of debt held by the Company and to monitor our ability to manage our debt position. We present net debt as total long-term debt, less cash and cash equivalents. While we believe this non-U.S. GAAP information is useful, our calculation of net debt excludes other assets and liabilities which we consider, and suggest investors consider, in assessing our financial condition and liquidity position.
Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned,” “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.